Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2010 Financial Results
•	Full Year 2010 Adjusted Consolidated Operating Income of $65 Million

•	Strong Earnings and Operational Performance in a Challenging, but Improving, Economic Environment

•	Further Strengthened Platform For Near-and Long-Term Growth
FOOTHILL RANCH, Calif., February 21, 2011 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported adjusted consolidated operating income for the full year ended December 31, 2010 of $65 million, an increase of $12 million or 23% compared to the prior year excluding non-run-rate items and the contribution from Anglesey smelting operations in 2009. The Fabricated Products segment reported adjusted operating income of $101 million, an increase of $14 million or 16% compared to the prior year ended December 31, 2009.
Full Year Summary
“We are pleased with our financial results and operational accomplishments in 2010,” said Jack A Hockema, President, CEO and Chairman. “Higher value added revenue and stronger shipments combined with improved manufacturing efficiencies drove strong earnings performance in a challenging economic environment.”
“We further enhanced our platform for top-line and bottom-line growth with the purchase of Alexco and Nichols Wire and the launch of our new world-class remelt and extrusion facility in Kalamazoo, Michigan,” said Mr. Hockema. “In addition, we improved our capital structure and extended the five year labor agreement for our two largest facilities — Trentwood and Newark — through 2015, all in an effort to support our business and growth initiatives and further strengthen our competitive position. We are well positioned to continue capitalizing on the opportunities in our served markets in 2011 and beyond.”

Fourth Quarter and Full Year 2010 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

	Quarter			Full Year
	4Q10	3Q10	4Q09	2010	2009
Net Sales	$266	$263	$237	$1,079	$987
Value Added Revenue [1]	$134	$138	$129	$556	$513
Operating Income (Loss) before NRR [2]
Fabricated Products	$19	$22	$22	$101	$87
All Other
Anglesey-related / Hedging	$0	$0	($5)	($0)	$10
Corporate	($9)	($8)	($8)	($35)	($34)
Consolidated Operating Income before NRR [2]	$10	$14	$9	$65	$63
Non-Run-Rate Items	$3	($1)	$25	($21)	$56
Reported Consolidated Operating Income [3]	$12	$13	$34	$44	$119
Net Income	($0)	$6	$24	$14	$71
EPS (diluted, GAAP)	($0.02)	$0.29	$1.19	$0.72	$3.51
Adjusted EPS [4]	($0.06)	$0.32	$0.35	$1.42	$1.74

[1]	Value added revenue = Fabricated Products net sales less hedged cost of alloyed metal,[2] NRR = Non-run-rate

[3]	Totals may not sum due to rounding, 4 Estimated EPS excluding NRR items (net of tax)

*	Please refer to GAAP financial statements
The Company reported consolidated operating income of $12 million in the fourth quarter 2010, which was comparable to the third quarter 2010. Adjusted for non-run-rate items, consolidated operating income was $10 million for the fourth quarter 2010 compared to $14 million for the third quarter 2010, reflecting lower value added revenue in the Fabricated Products segment due to the impact of normal seasonality.
Consolidated operating income as reported for the full year 2010 was $44 million compared to consolidated operating income of $119 million in 2009, reflecting significant non-cash, non-run-rate items, primarily related to mark-to-market gains and losses on the Company’s derivative positions and a $14 million increase in the environmental accrual. Adjusted for non-run-rate items, consolidated operating income was up slightly to $65 million for the year ended December 31, 2010, compared to operating income of $63 million for the prior year period. Further adjusting for the contribution from Anglesey smelting operations in 2009, consolidated operating income increased $12 million or 23% year-over-year.
For the fourth quarter ended December 31, 2010 the Company reported a net loss of $0.3 million and a loss per diluted share of $0.02, reflecting the impact of a valuation adjustment on state tax net operating losses which increased the effective tax rate in the quarter.

The Company reported net income of $14 million for the full year 2010 compared to net income of $71 million for the full year 2009. Earnings per diluted share were $0.72 compared to $3.51 for the years ended December 31, 2010 and 2009, respectively. Full year 2010 earnings were negatively impacted by approximately $21 million of pre-tax, non-run-rate losses compared to pretax, non-run-rate gains of $56 million and the benefit of earnings from the Anglesey smelting operations in 2009. The year-over-year change in non-run-rate items is primarily related to significantly lower mark-to-market gains on derivative positions in 2010. Excluding these pre-tax, non-run-rate items, adjusted net income was $28 million and earnings per diluted share were $1.42 for the full year ended 2010, compared to adjusted net income of $36 million and earnings per diluted share of $1.74 in 2009.
Fabricated Products Segment Results
(Non GAAP, Unaudited)*
($mm, except per pound amounts)

	Quarter			Full Year
	4Q10	3Q10	4Q09	2010	2009
Shipments (lbs, mm)	124	129	112	514	429
Net Sales	$266	$263	$236	$1,079	$897
Value Added Revenue [1]	$134	$138	$129	$556	$513
Average Realized Price ($/lb)
Metal Price	$1.06	$0.98	$0.97	$1.02	$0.89
Value Added Revenue [1]	$1.07	$1.06	$1.14	$1.08	$1.20
Total	$2.14	$2.04	$2.11	$2.10	$2.09
Operating Income before NRR [2]	$19	$22	$22	$101	$87
Non-Run-Rate Items	$0	($17)	($4)	($22)	($14)
Reported Operating Income	$19	$5	$19	$79	$74

[1]	Value Added Revenue = Net Sales less the hedged cost of alloyed metal, 2 NRR = Non-Run-Rate

*	Please refer to GAAP financial statements
The Fabricated Products segment reported operating income of approximately $19 million in the fourth quarter 2010, a sequential increase from $5 million in the third quarter 2010. Operating income excluding non-run-rate items declined slightly in the fourth quarter due to seasonally lower shipments and value added revenue.
For the full year ended December 31, 2010, Fabricated Products reported operating income of $79 million compared to $74 million for the prior year ended December 31, 2009. Excluding non-run-rate items, operating income increased to $101 million in 2010 compared to $87 million in the prior year driven by higher shipments and higher value added revenue across the Company’s end market segment applications along with improved manufacturing efficiencies. Average realized prices were essentially flat year-over-year as higher underlying metal prices were offset by lower value added revenue per pound due to a shift toward a leaner mix and slightly lower prices.

Corporate Highlights
During the year the Company further strengthened its financial position generating solid operating cash flow that funded continued capital investment, normal quarterly dividends and a moderate increase in working capital to support growth. In addition, the Company’s new capital structure served to extend maturities, diversify funding sources, enhance liquidity and secure additional financial flexibility. Net cash proceeds from the debt financing funded the repurchase of approximately 1.2 million shares of the Company’s stock as well as the Company’s two acquisitions.
At December 31, 2010, total cash and borrowing availability under the revolving credit facility exceeded $304 million. Approximately $82 million of cash was subsequently utilized to fund the purchase of the Alexco assets in early January 2011.
Expected capital spending in 2011 of approximately $35-$45 million includes maintenance expenditures and continued investment for quality, operating efficiency and debottlenecking throughout the Company’s operations. Depreciation and amortization is expected to approximate $24 million in 2011 including assets placed in service and intangibles associated with the Alexco and Nichols Wire acquisitions.
Outlook
“We continue to be very optimistic about the prospects for aerospace and high strength applications in 2011 and beyond. We anticipate our value added revenue for aerospace and high strength applications over the next six months will be higher than the pace set during the first six months of 2010 reflecting the impact of our strategic acquisitions and increasing demand for our products,” said Mr. Hockema. “We also anticipate that slowly improving underlying demand, continued growth in automotive extrusion programs and the benefit from our acquisitions and investment in Kalamazoo will drive higher value added revenue for general engineering, automotive and other industrial applications in the first half of 2011 compared to the prior year period.”
“Longer term, the fundamentals for our business remain solid. The Kalamazoo investment enhances our positioning as a low-cost producer and provides capacity to support continuing growth in aluminum automotive extrusions for more fuel-efficient vehicles. Completion of the Kalamazoo facility, along with the recent acquisition of the Alexco and Nichols Wire assets, further strengthens our platform of focused facilities positioned as low-cost producers and suppliers of choice for aerospace and defense, general engineering and automotive applications. In summary, we are well positioned in attractive, growing markets, and with a stronger financial and competitive profile we have excellent prospects for profitable growth in 2011 and in future years,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on February 22, 2011, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2010 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 289-0573, and accessed internationally at (913) 312-0950. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An audio archive will be available on the Company’s website following the call.

Company Description
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P SmallCap 600® index.
Available Information
For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
###
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) our inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from our acquisitions and other strategic investments and the integration of acquired businesses; (c) increases in our costs, including the cost of energy, raw materials and freight costs, which we are unable to pass through to our customers; (d) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (f) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (g) unfavorable changes in laws or regulations that impact our operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation and (i) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
Financial Dynamics
(646) 421-5341

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$265.8	$237.0	$1,079.1	$987.0
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	229.6	182.2	946.8	766.4
Lower of cost or market inventory write-down	—	—	—	9.3
Impairment of investment in Anglesey	—	—	—	1.8
Restructuring costs and other (benefits) charges	0.6	(1.0)	(0.3)	5.4
Depreciation and amortization	6.0	4.1	19.8	16.4
Selling, administrative, research and development, and general	15.2	17.8	64.4	69.9
Other operating charges (benefits), net	2.0	—	4.0	(0.9)

Total costs and expenses	253.4	203.1	1,034.7	868.3

Operating income	12.4	33.9	44.4	118.7
Other (expense) income:
Interest expense	(4.6)	0.6	(11.8)	—
Other (expense) income, net	(1.5)	(0.1)	(4.2)	(0.1)

Income before income taxes	6.3	34.4	28.4	118.6
Income tax provision	(6.6)	(10.3)	(14.3)	(48.1)

Net (loss) income	$(0.3)	$24.1	$14.1	$70.5

Net (loss) income available to common stockholders[3]	$(0.4)	$23.9	$14.0	$68.9

Earnings per share, Basic[3]:
Net (loss) income per share	$(0.02)	$1.20	$0.72	$3.51

Earnings per share, Diluted[3]:
Net (loss) income per share	$(0.02)	$1.19	$0.72	$3.51

Weighted-average number of common shares outstanding (000):
Basic	18,945	20,022	19,377	19,639

Diluted	18,945	20,186	19,377	19,639

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Form 10-K for the year ended December 31, 2010, for additional detail regarding the items in the table.

(3)	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income (loss) available to common stockholders and earnings per share pursuant to the two-class method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Shipments (mm lbs):
Fabricated Products	124.3	112.4	514.2	428.5
All Other[3]	—	—	0.4	113.9

	124.3	112.4	514.6	542.4

Average Realized Third Party Sales Price (per pound):
Fabricated Products[4]	$2.14	$2.10	$2.10	$2.09
All Other[5]	$—	$—	$0.92	$0.79

Net Sales:
Fabricated Products	$265.8	$236.3	$1,078.8	$897.1
All Other	—	0.7	0.3	89.9

Total Net Sales	$265.8	$237.0	$1,079.1	$987.0

Segment Operating Income (Loss)[6]:
Fabricated Products[7,8]	$19.0	$18.7	$78.6	$73.6
All Other[9]	(6.6)	15.2	(34.2)	45.1

Total Operating Income	$12.4	$33.9	$44.4	$118.7

Net (Loss) income	$(0.3)	$24.1	$14.1	$70.5

Capital Expenditures, net of Accounts Payable	$4.0	$8.2	$38.9	$59.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for additional detail regarding the items in the table

(3)	For the year ended December 31, 2010 and 2009, shipments in All Other reflects shipments of primary aluminum products produced by Anglesey.

(4)	Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(5)	Average realized prices for All Other reflect average realized prices on sales of primary aluminum product produced by Anglesey and are subject to fluctuations in the LME price of metal.

(6)	We periodically reassess the methodologies used to allocate costs among our business units. In 2010, we concluded that we could reliably allocate expenses relating to both our long-term incentive plans and certain short-term incentive plans among our business units. Accordingly, we reflected such cost allocations in our segment results for the year ended December 31, 2010. For periods prior to 2010, we had previously reported all costs relating to long-term incentive plans and certain short-term incentive plans as Corporate costs, within All Other. All prior period results have been retrospectively adjusted for consistency with cost allocation in 2010. These reclassifications have no impact on our segment or consolidated Net sales, or our consolidated operating income. Based upon our methodology to allocate incentive costs among our business units in 2010, an additional $0.5 million and $4.6 million of charges relating to our long-term incentive plans and certain short-term employee incentive plans have been included in the operating results of the Fabricated Products segment in the quarter and year ended December 31, 2009, respectively.

(7)	Fabricated Products segment includes non-cash mark-to-market gains (losses) on natural gas and foreign currency hedging activities totaling $0.8 million and $(4.3) million in the quarter and year ended December 31, 2010, respectively. Fabricated Products segment includes non-cash mark-to-market (losses) gains on natural gas and foreign currency hedging activities totaling $(0.5) million and $4.9 million in the quarter and year ended December 31, 2009, respectively.

(8)	Fabricated Products segment operating results for the quarter and year ended December 31, 2010 include a non-cash last-in, first-out (“LIFO”) inventory charge of $10.3 million and $16.5 million, respectively, and metal gains of approximately $12.6 million and $15.9 million, respectively. Fabricated Products segment operating results for the quarter and year ended December 31, 2009 include a non-cash LIFO inventory charge of $15.1 million and $8.7 million, respectively, and metal gains of approximately $10.8 million and $5.5 million, respectively. Also included in the Fabricated Products segment operating results for the year ended December 31, 2009 was $9.3 million of lower of cost or market inventory write-downs which was recorded in the first quarter of 2009. Fabricated Products segment operating results for the quarter and year ended December 31, 2010 also included environmental expenses of $0.1 million and $13.6 million, respectively, compared to zero and $0.7 million of environmental expense in the quarter and year ended December 31, 2009. Also impacting Fabricated Products segment operating results for the quarter and year ended December 31, 2010 are restructuring charges (benefits) of $0.6 million and $(0.3) million relating to the restructuring plans involving our Tulsa, Oklahoma and Bellwood, Virginia facilities. Included in the Fabricated Products segment operating results for the quarters and years ended December 31, 2009 were $(0.9) million and $5.4 million of restructuring (benefits) charges relating to the restructuring plans involving our Tulsa, Oklahoma and Bellwood, Virginia facilities. Fabricated Products segment operating results for the quarter ended December 31, 2010 also included $3.9 million of asset impairment charge relating to certain Property, plant and equipment.

(9)	The changes in operating income in All Other were primarily driven by the Hedging business unit operating results. For the quarter and year ended December 31, 2010, non-cash mark-to-market gains on primary aluminum hedging activities were $2.5 million and $3.6 million, respectively, compared to non-cash mark-to-market gains of $31.3 million and $61.2 million for the quarter and year ended December 31, 2009, respectively. The mark-to-market impact of foreign currency derivatives for both the quarter and year ended December 31, 2010 was zero, compared to mark-to-market gains of $0.3 million and $14.4 million for the quarter and year ended December 31, 2009, respectively. Also included in the operating income of All Other were $1.8 million of impairment charges in 2009, relating to our investment in Anglesey.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars, except share and per share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents
Receivables:	$135.6	$30.3
Trade, less allowance for doubtful receivables of $0.6 at December 31, 2010 and $0.8 at December 31, 2009, respectively	83.0	83.7
Due from affiliate	—	0.2
Other	5.2	2.2
Inventories	167.5	125.2
Prepaid expenses and other current assets	80.1	59.1

Total current assets	471.4	300.7
Property, plant, and equipment — net	354.1	338.9
Net asset in respect of VEBA	195.7	127.5
Deferred tax assets — net	231.1	277.2
Intangible assets, net	4.0	—
Goodwill	3.1	—
Other assets	83.0	41.2

Total	$1,342.4	$1,085.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50.8	$49.0
Accrued salaries, wages, and related expenses	31.1	33.1
Other accrued liabilities	42.0	32.1
Payable to affiliate	17.1	9.0
Long-term debt-current portion	1.3	—

Total current liabilities	142.3	123.2
Net liability in respect of VEBA	—	0.3
Long-term liabilities	134.7	53.7
Cash convertible senior notes	141.4	—
Other long-term debt	11.8	7.1

	430.2	184.3
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2010 and at December 31, 2009; 19,214,451 shares issued and outstanding at December 31, 2010 and 20,276,571 shares issued and outstanding at December 31, 2009	0.2	0.2
Additional capital	987.1	967.8
Retained earnings	80.1	85.0
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 3,523,980 at December 31, 2010 and 4,845,465 shares at December 31, 2009	(84.6)	(116.4)
Treasury stock, at cost, 1,724,606 shares at December 31, 2010 and 572,706 shares at December 31, 2009	(72.3)	(28.1)
Accumulated other comprehensive income (loss)	1.7	(7.3)

Total stockholders’ equity	912.2	901.2

Total	$1,342.4	$1,085.5

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited.

Reconciliation of Non-GAAP Measures — 2010
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the year ended December 31, 2010:

	Fabricated
	Products	All Other	Consolidated
GAAP operating income	$78.6	$(34.2)	$44.4
Mark to market gains (losses)	(4.3)	3.6	(0.7)
Restructuring costs and other operating benefits, net	(3.6)	—	(3.6)
Other non-run-rate items (1)	(14.2)	(2.2)	(16.4)

Total non-run-rate adjustments	(22.1)	1.4	(20.7)

Operating income (loss), excluding non-run-rate items	$100.7	$(35.6)	$65.1

GAAP net income			$14.1
Total non-run-rate adjustments (net of tax)			13.4

Net income, excluding non-run-rate adjustments (net of tax)			$27.5

Diluted earnings per share (GAAP)			$0.72

Diluted earnings per share, excluding non-run-rate items			$1.42

(1)	Other non-rate-run items represent environmental expense, non-cash LIFO charge, metal gain and asset impairment for the Fabricated Products segment and environmental expense and non-cash net periodic benefit costs related to the VEBAs and environmental expense for All Other business units.

Reconciliation of Non-GAAP Measures — 2009
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the year ended December 31, 2009:

	Fabricated
	Products	All Other	Consolidated
GAAP operating income	$73.6	$45.1	$118.7
Mark to market gains	4.9	75.6	80.5
Restructuring costs and other operating charges	(5.4)	—	(5.4)
Other non-run-rate items (1)	(13.2)	(6.1)	(19.3)

Total non-run-rate adjustments	(13.7)	69.5	55.8

Operating income (loss), excluding non-run-rate items	$87.3	$(24.4)	$62.9

GAAP net income			$70.5
Total non-run-rate adjustments (net of tax)			(34.7)

Net income, excluding non-run-rate adjustments (net of tax)			$35.8

Diluted earnings per share (GAAP)			$3.51

Diluted earnings per share, excluding non-run-rate items			$1.74

(1)	Other non-run-rate items represent primarily non-cash LIFO charges, metal gains and lower of cost or market inventory write-down for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other business units.